Exhibit 10.3

AMENDED AND RESTATED
POWER SALES AGREEMENT
By and Between
ELECTRIC ENERGY, INC.
and
AMEREN ENERGY MARKETING COMPANY

Exhibit 10.3

i

Exhibit 10.3

10.    Credit
10.1    Adequate Assurance of Performance........................................................................21
11.    Representations and Warranties...................................................................................................24
11.1Certain Representations and Warranties by Seller....................................................24
11.2Certain Representations and Warranties by Buyer....................................................24
12.    Continuity of Service...................................................................................................................22
12.1Continuity of Service................................................................................................22
12.2Relative Responsibilities...........................................................................................25
12.3Access........................................................................................................................25
12.4Indemnification and Limitation of Liability..............................................................23
13.    Miscellaneous..............................................................................................................................26
13.1Governing Law..........................................................................................................26
13.2Notices.......................................................................................................................26
13.3Entire Agreement.......................................................................................................24
13.4Appendices.................................................................................................................27
13.5Severability................................................................................................................27
13.6Amendments..............................................................................................................27
13.7Waiver ofFERC Filing Rights; Standard of Review..................................................27
13.8Counterparts...............................................................................................................27
13.9No Waiver..................................................................................................................27
13.10No Third Party Beneficiaries.....................................................................................25
13.11No Association, Partnership or Joint Venture............................................................28
13.12Assignment; Successors and Assignees.....................................................................28
13.13Confidentiality............................................................................................................28
13.14Survival of Obligations..............................................................................................26
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Exhibit 10.3

AMENDED AND RESTATED POWER SALES AGREEMENT
This AMENDED AND RESTATED POWER SALES AGREEMENT ("Agreement")
is made and entered into this 31 day of July, 2009, by and between Electric Energy, Inc., a corporation organized and existing under the laws of the State of Illinois ("Seller") and Ameren Energy Marketing Company, a corporation organized and existing under the laws of the state of Illinois ("Buyer"). Each of Seller and Buyer is hereinafter sometimes referred to individually as a "Party" and they are hereinafter sometimes referred to collectively as the "Parties."
WITNESSETH:
WHEREAS, Seller is a public utility, as defined in 16 U.S.C. § 824(e), engaged in, among other businesses, the purchase and sale of electric capacity and energy at wholesale; and;
WHEREAS, Seller owns and operates a six-unit coal-fired generation facility in Joppa, Illinois (the "Joppa Station"), with a net capacity capability of approximately 1,002 MWs;
WHEREAS, Buyer is a public utility, as defined in 16 U.S.C. § 824(e), engaged in, among other businesses, the purchase and sale of electric capacity and energy at wholesale;
WHEREAS, Buyer and Seller entered into a long-term electric power supply agreement dated as of December 22, 2005 (the "PSA") in order to meet certain demands of Buyer for
Capacity and Energy;
WHEREAS, Buyer and Seller entered into the First Amendment to the PSA dated as of July 20, 2006, and entered into the Second Amendment to the PSA, superseding the First Amendment, dated as of November 1, 2006;
WHEREAS, Buyer and Seller amended and restated the PSA effective July 14, 2008, to incorporate the Second Amendment, and to make clear that unplanned outages or derates of one or more units at Seller's Joppa Station do not excuse Seller's performance under this Agreement; and    ;
WHEREAS, Buyer and Seller desire to further amend and restate the PSA to modify: (i) the manner in which the amount of Capacity purchased each MISO Planning Year is determined, (ii) the amount Seller will charge Buyer to generate during an economic curtailment scenario, and (iii) current limitations of the contract that prohibit the Parties from fully optimizing the use of the Joppa Station in both day ahead and in real time.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant, promise and agree as follows:

Exhibit 10.3

1.
Definitions and Interpretation
1.1    Definitions.
Unless specified to the contrary, when used herein, the following capitalized terms shall have the meanings ascribed to them below:
Agreement means this Amended and Restated Power Sales Agreement, by and between Electric Energy, Inc. and Ameren Energy Marketing Company.
Ancillary Services means those ancillary services, including but not limited to those described in FERC Order No. 888, that may from time to time be required by FERC to be supplied by any transmission provider in a Control Area.
Business Day means any Day, Monday through Friday, which is not a NERC Holiday. Buyer means Ameren Energy Marketing Company.
Capacity means the minimum Net Capability for the Unit as reported to any NERC
Regional Reliability Council in accordance with SERC guidelines (or such comparable guide or authority) and reduced, if appropriate, to reflect station power consumption and losses to the
Delivery Point(s). Capacity is measured in MWs.
Capacity Price means the price for each Joppa PRC provided by Seller to Buyer during: a MISO Planning Year as such price is determined in accordance with Section 6.2.
Cinergy Index has the meaning ascribed to such term in Section 6.3.
Commercial Node or CpNode means a node in the commercial model used by the Midwest ISO or other applicable RTO with an LMP Market to schedule and settle market activities.
Contract Capacity means the amount of Joppa PRCs recognized by the Midwest ISO in accordance with the applicable Midwest ISO business practices for the applicable MISO Planning Year.
Contract Capacity Forecast has the meaning ascribed to such term in Section 5.2.1.
Contract Energy means that Energy including Energy for Forward Contracts (as defined herein), Day-Ahead Energy Market and Real-Time Energy Market, provided by Seller to Buyer pursuant to this Agreement, which shall not exceed one hundred percent (100%) of the Energy available and produced by the Unit in any Hour of each Day, but shall not be reduced for events other than those described in Section 4.2.1, Section 4.3.1 and Section 6.3.2(E).
Contract Energy Forecast has the meaning ascribed to such term in Section 5.2.2. Contract Charge has the meaning ascribed to such term in Section 6.1.

Exhibit 10.3

Control Area means an electric power system or combination of electric power systems to which a common automatic generation control scheme is applied in order to, among other things, match at all times the power output of the generators within the electric power system(s) and capacity and energy purchased from entities outside the electric power system(s) with the load within the electric power system(s).
Cost To Generate means the actual costs incurred by Seller during the month to generate the Contract Capacity and Contract Energy less the amounts paid by Buyer during the month for the Capacity Charge ("Adjusted Actual Costs"). The actual costs shall include all variable and fixed costs incurred by the Seller that are reflected on Seller's monthly income statement. For purposes of calculating the Cost To Generate in Section 4.2.1.2, Seller shall convert the Adjusted Actual Costs incurred by Seller during the month to a per megawatt-hour charge by dividing the Adjusted Actual Cost by the total amount of megawatt-hours generated by Seller during the month.
CPT means Central Prevailing Time.
Day means a twenty four (24) hour period, commencing at the beginning of hour ending 0100 Central Prevailing Time, except that the "Day" shall be a twenty three (23) hour period on the first day of Daylight Savings Time each year and shall be a twenty five (25) hour period on the first day following the last full day of Daylight Savings Time each year.    :
Day-Ahead Energy Market means the forward market for efficiently allocating transmission capacity, facilitating purchases and sales of Energy and scheduled bilateral transactions, conducted by the Midwest ISO (or other RTO) the Day prior to the actual operating Day.
Day-Ahead LMP means the locational marginal price calculated through the clearing of the Day-Ahead Energy Market.
Default Interest Rate means the U.S. Prime Rate as quoted in the "Money Rates" section of The Wall Street Journal, plus two percent (2%) per annum, prorated to a daily rate and compounded daily; provided that (a) the rate applicable on any dates where no such rate is quoted shall be the rate last quoted in the "Money Rates" section of The Wall Street Journal, and (b) the average of all quoted rates shall be used if more than one rate is published.
Delivery Point means (i) the interface between Seller's Control Area and each Control Area or RTO to which Seller's Control Area is directly connected (i.e., currently the Midwest ISO, E.ON U.S. LLC and the Tennessee Valley Authority), unless and until functional control of the Seller's transmission system has been transferred to the Midwest ISO or another RTO; or (id) the Unit bus, if and when functional control of Seller's transmission system is transferred to the Midwest ISO or another RTO.
Delivery Term means the period of time between January 1, 2006 and May 31, 2016.
Dispatch Cost means a projection of the incremental cost to operate the Unit on a per megawatt hour basis, whereby such projected incremental cost shall include only those variable

Exhibit 10.3

costs projected to be incurred by Seller that, once incurred, will be reflected on Seller's monthly income statement. No later than two (2) Business Days prior to the start of a calendar month. Seller shall approve the Dispatch Cost to be used for the upcoming month. For the avoidance of doubt, the pricing provisions in this Agreement that reference Dispatch Cost shall mean the Dispatch Cost approved by the Seller two (2) Business Days prior to the start of each calendar month and there shall be no true up to reflect the actual costs reflected on Seller's income statement.
Dispute has the meaning ascribed to such term in Section 8.1.
EEI Interface CpNode means the CpNode defined by the Midwest ISO to settle market activities at the interface between the Seller's Control Area and the transmission system functionally controlled by the Midwest ISO.
Effective Date has the meaning set forth in Section 3.2.
Energy means real (not reactive) electric energy in the form of three-phase alternating current having a nominal frequency of approximately 60 cycles per second, a harmonic content consistent with the requirements of the Institute of Electrical and Electronic Engineers Standard No. 519, and a voltage content consistent with the guidelines applied by the Control Area in which the applicable Generating Resource resides. Energy is measured in MWh.
Energy Price has the meaning ascribed to such term in Sections 4.2 and 6.3.
Energy Schedule has the meaning ascribed to such term in Section 5.1.2.
EST means Eastern Standard Time.
Federal Power Act means 16 U.S.C. §§ 791a et seq.
FERC means the Federal Energy Regulatory Commission or any agency which succeeds to such Commission's regulatory functions for the electric utilities.
Force Majeure means an event or circumstance which prevents a Claiming Party from performing its obligations or causes delay in such Claiming Party's performance under this Agreement, which event or circumstance was not anticipated as of the date of execution of this Agreement, which is not within the reasonable control of, or the result of the negligence of the Claiming Party and which, by the exercise of due diligence or use of Good Utility Practice, the Claiming Party is unable to overcome or avoid or cause to be avoided. Events of Force Majeure may include, but are not limited to, acts of God; fire; flood; earthquake; tornado; named storms; any natural disaster; war; riots; sabotage; computer virus; terrorism; insurrection, strike; unavailability of labor; labor dispute; civil disorder; requirements, actions or failure to act on the part of governmental authorities; adoption or change in any law, regulation, statute, rule or regulation imposed by federal, state or local governmental bodies, including, without limitation, a change in the interpretation thereof; or any lawful order by any court or administrative agency (so long as the Claiming Party has not applied for or assisted in the application for such judicial or governmental action); loss of supply of generating inputs, including fuel and cooling water. Force Majeure shall not be based on: (i) Buyer's inability economically to use the power

Exhibit 10.3

purchased hereunder; (ii) Buyer's ability to purchase Capacity and/or Energy from a third party at a price less than the price under this Agreement; (iii) Seller's ability to sell Capacity and/or Energy at a price greater than the price under this Agreement; (iv) an Unplanned Event; or (y) Seller's inability economically to produce the power sold hereunder, including but not limited to Seller's inability to provide Capacity and/or Energy at its expected cost or price or at a cost or price equal to or lower than the price under this Agreement.
Good Utility Practice means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a range of acceptable practices, methods, or acts generally accepted in the region.
Hour means a clock hour.
Illinois Utilities means Central Illinois Public Service Company, d/b/a AmerenCIPS, Central Illinois Light Company, d/b/a AmerenCILCO and Illinois Power Company, d/b/a AmerenIP, and each of their successors and assigns.
Joppa PRC means the amount and type (i.e. external or fully deliverable) planning resources credits as determined in accordance with the Midwest ISO business practices manual entitled "Module E - Resource Adequacy," as such manual may be amended from time to time, whereby each Joppa PRC is equivalent to 1 megawatt.
LMP Market means a system, implemented and operated by the Midwest ISO or other RTO, in which users of the electric transmission grid are charged for electric transmission congestion based on the location of the transmission busses where they inject and withdraw power from the transmission system and the prices for electric energy at such busses. Such a system must include a central clearing market for sales and purchases of electric energy.
Midwest ISO or MISO means the Midwest Independent Transmission System Operator, Inc., or the successor organization to the functions thereof.
MISO Planning Year means the twelve (12) month period beginning on the first day of June of each calendar year and ending on the thirty-first day of May the following calendar year during the Delivery Term.
MW means megawatts.

MWh means megawatt-hours.
NERC Holiday means any day that is New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. Three of these days, Memorial Day, Labor Day, and Thanksgiving Day occur on the same day each year. Memorial Day is the last Monday in May; Labor Day is the first Monday in September; and Thanksgiving Day is the

Exhibit 10.3

fourth Thursday in November. New Year's Day, Independence Day, and Christmas Day, by definition, are predetermined dates each year. However, in the event they occur on a Sunday, the "NERC Holiday" is celebrated on the Monday immediately following that Sunday. However, if any of these days occur on a Saturday, the "NERC Holiday" remains on that Saturday.
Notice has the meaning ascribed to such term in Section 12.2.
Off Peak means all hours that are not On-Peak, including NERC Holidays.
On-Peak means the hours beginning at 6:00 A.M. Central Prevailing Time and ending at 10:00 P.M. Central Prevailing Time for the days Monday through Friday, excluding NERC Holidays.
Party has the meaning ascribed to such term in the preface hereto.
Person means any individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, a self-regulating organization, an unincorporated organization, or a governmental entity or any department or agency thereof.
Real-Time Energy Market means the real-time market for facilitating purchases and sales of Energy and scheduled bilateral transactions conducted by the Midwest ISO (or other RTO) in real-time on the actual operating Day.
Real-Time LMP means the locational marginal price calculated through the clearing of the Real-Time Energy Market.
Regional Transmission Organization or RTO has the meaning set forth in Regional Transmission Organizations, Order No. 2000, FERC Stats. & Regs. [Regs. Preambles 1996-2000] ¶31l,089 (1999), on reh'g, Order No. 2000-A, FERC Stats. & Regs. ¶ 31,092 (2000), petitions for review dismissed sub nom., Public Utility Dist. No. 1 of Snohomish County, Wash. v. FERC, 272 F.3d 607 (D.C. Cir. 2001).
Scheduled Outage means a maintenance or planned outage as defined by the NERC Generating Unit Availability Data System ("GADS").
Seller means Electric Energy, Inc.
SERC means the SERC Reliability Corporation, or any successor organization.
Tribunal has the meaning ascribed to such term in Section 8.2.1.
Unit means the six (6) coal-fired, steam-driven generation units constituting the Joppa Station and having a combined net generating capability of approximately 1,002 MWs.
Unplanned Event means an unplanned outage or derate of one or more of the six (6) coal-fired, steam-driven generation units constituting the Joppa Station due to sudden, unanticipated failure or accident within the Unit site.

Exhibit 10.3

Year means one calendar year.
1.2    Interpretation.
In this Agreement, unless a different intention clearly appears:
1.2.1the singular includes the plural and vice versa;
1.2.1    the reference to any Party includes such Party's legal and/or permitted successors and assignees;
1.2.2    reference to either gender includes the other gender;
1.2.3    reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;
1.2.4    reference to any Article, Section or Appendix means such Article or Section of this Agreement, or such Appendix to this Agreement, as the case may be, and references in any Article, Section or definition to any clause or paragraph means such clause or paragraph of such Section or definition;
1.2.5    "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
1.2.6    "including" means including but not limited to;
1.2.7    relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";
1.2.8     reference to any law (including statutes and ordinances) means such law as amended, modified, codified, reenacted, in whole or in part, and in effect from time to time, including rules or regulations promulgated thereunder.
1.3    No Interpretation Based on Other Agreements.
All terms defined and/or used in this Agreement shall be interpreted without regard for how such terms may be defined and/or used in other agreements between the Parties and/or their affiliates.
1.4    No Presumption of Construction For or Against Any Party.
The Parties have jointly participated in the drafting of this Agreement and have had the opportunity to engage counsel of their own choosing in connection therewith. Any rule of construction or interpretation requiring this Agreement to be construed or interpreted for or against any Party as a consequence of its role in the drafting of this Agreement shall not apply to the construction or interpretation hereof.

Exhibit 10.3

1.5    Titles and Headings.
Article and Section titles and headings in this Agreement are inserted for convenience and ease of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
2.
Seller's Participation in the Midwest ISO or Other RTO
This Agreement has been drafted by the Parties with the presumption that, during the Delivery Term: (i) functional control of the Control Area operated by Seller and the transmission system comprising such Control Area will not initially be transferred to the Midwest ISO or another RTO; and (ii) the Parties acknowledge that functional control of the Control Area operated by Seller and the transmission system comprising such Control Area may be transferred to the Midwest ISO or another RTO and at such time the Delivery Points set forth herein shall change from the interface between the Seller's Control Area and each Control Area to which Seller's Control Area is directly connected, to the generation bus of the Unit; provided, however that in no event shall Seller transfer such functional control of the Control Area operated by Seller to the Midwest ISO or any other RTO without providing the Buyer with at least twelve (12) months' prior written notice.

3.
Term and Termination;
3.1    Term.
This Agreement shall become effective as of the Effective Date and shall continue in effect for a period ending at the end of the hour ending 2400 CPT on May 31, 2016, unless terminated prior to this date pursuant to the terms of this Agreement (the "Term").
3.2    Effective Date.
This Agreement shall be effective as of the date set forth above and deliveries commenced January 1, 2006.    :
3.3    Termination.
This Agreement may be terminated pursuant to this Section 3.3. This Agreement may be terminated by either Party, upon five (5) Business Days' written notice to the other Party, as a result of an Event of Default caused by the other Party that is not cured within thirty (30) days. In the event this Agreement is filed with FERC accompanied by a request by Seller under Section 205 of the Federal Power Act for this Agreement to be accepted and/or approved by FERC, this Agreement may also be terminated by either Party, upon five (5) Business Days' written notice to the other Party, in the event of an order by FERC: (i) rejecting this Agreement, (ii) directing that this Agreement be suspended or modified in any material way, (iii) conditioning the acceptance of the Agreement on satisfaction of one or more circumstances or events that cannot be expected to occur without either Party incurring significant cost.

Exhibit 10.3

This Agreement may also be terminated by either Party by giving at least forty-eight (48) months' advance written notice of such termination. Such notice shall specify an effective date for the termination, which shall occur at hour ending 2400 on the last day of the month of termination.
4.
Provision of Capacity and Energy by Seller
4.1    Provision of Contract Capacity by Seller.
Seller shall provide to Buyer at the Delivery Points, and Buyer shall purchase from Seller at the Delivery Points, the Contract Capacity each month during the Delivery Term. A new Contract Capacity amount shall be calculated for each MISO Planning Year during the Term.
4.2    Provision of Contract Energy by Seller and Contract Energy Pricing.
On a day-ahead basis, during each Hour of each Day during the Delivery Term, Seller shall schedule and sell to Buyer at the Delivery Points, and Buyer shall purchase and receive at the Delivery Points, the Contract Energy, subject to and in accordance with the provisions of this Section 4.2 and the provisions of Section 6.3.2. In real-time, during each Hour of each Day during the Delivery Term, Seller shall deliver to Buyer at the Delivery Points the amount of Contract Energy Scheduled on a day-ahead basis unless a change in such day-ahead schedule is requested by either Party in accordance with the terms of this Agreement.
4.2.1 Economic Curtailments: If at any time during the Term the Parties reasonably determine or expect that Seller will not be able to generate the Contract Energy for an extended period of time at a cost that is at or below the expected price Buyer must pay to Seller under Section 6.3 of this Agreement, or that adverse operating conditions exist or are expected to exist in the future such that generating at full output may not be beneficial to the Parties, then the Parties shall agree to pursue one or more of the following curtailment (hereinafter referred to as "Economic Curtailment") strategies:
4.2.1.1 If the Parties agree that neither Party will be adversely impacted financially by instituting an Economic Curtailment, then the Parties shall determine the duration and magnitude of such Economic Curtailment. During such Economic Curtailment period, Buyer shall be obligated to purchase and Seller shall be obligated to schedule on a day-ahead basis only that amount of Contract Energy agreed to by the Parties.

Exhibit 10.3

4.2.1.2 If the Parties are not able to agree that neither Party will be adversely impacted financially, or if the Parties are unable to agree on the magnitude and/or duration of the Economic Curtailment, then at Buyer's request Seller shall schedule on a day-ahead basis and Buyer shall purchase each Hour all MWhs Buyer requests that are greater than Seller would otherwise schedule pursuant to Section 4.2.1.1 at an Energy Price equal to Seller's Dispatch Cost plus two dollars ($2.00) notwithstanding the applicable Energy Price amount set forth in Section 6.3. For the avoidance of doubt, any Hour in which the Seller agrees to schedule energy on a day-ahead basis above Buyer's requested schedule, then Buyer shall pay Seller for all such Contract Energy scheduled an Energy Price calculated pursuant to Section 6.3.
To the extent Buyer does not request Seller to schedule Contract Energy as provided in the preceding paragraph, Seller may continue to schedule on a day-ahead basis Contract Energy but Buyer shall not be obligated to pay Seller for such Contract Energy an amount greater than required pursuant to Section 6.3.
4.2.2    Buyer shall have the option to alter the amount of Contract Energy scheduled day-ahead for delivery in real-time.
4.2.2.1When Buyer makes a request to reduce the amount of Contract Energy Seller generates in real-time, Seller shall reduce the amount of Contract Energy being delivered in real-time by the amount requested by Buyer, provided such reduction can be accommodated without causing, in Seller's sole discretion, any adverse operational issues. For each MWh of day-ahead scheduled Contract Energy curtailed in real-time, Seller shall pay to Buyer an Energy Price equal to the Seller's Dispatch Cost minus two dollars ($2.00).
4.2.2.2 When Buyer makes a request to increase the amount of Contract Energy Seller generates in real-time, Seller shall increase the amount of Contract Energy being delivered in real-time by the amount requested by Buyer, provided such increase can be accommodated without causing, in Seller's sole discretion, any adverse operational issues. For each MWh of Contract Energy generated in real-time above the amount scheduled day-ahead at Buyer's request, Buyer shall pay to Seller an Energy Price equal to the Seller's Dispatch Cost plus two dollars ($2.00).
4.2.2.3 Any real-time adjustment of the day-ahead Contract Energy schedule requested by Buyer that is implemented by Seller shall have no impact on Buyer's obligation to pay for the amount of Contract Energy scheduled day ahead in accordance with Section 6.3. For the avoidance of doubt, any Market Deviation Charges assessed to Buyer solely as a result of Seller's implementation of Buyer's request to change the day-ahead Contract Energy schedule shall be born by the Buyer.

Exhibit 10.3

4.2.3 Seller shall have the option to alter the amount of Contract Energy scheduled day-ahead for delivery in real-time.
4.2.3.1 When Seller makes a request to reduce the amount of Contract Energy Seller generates in real-time below the amount scheduled day-ahead, Seller shall reduce the amount of Contract Energy being delivered in real-time by such amount, provided Seller pays to Buyer for each MWh of Contract Energy curtailed, an Energy Price equal to:
(a) the Midwest ISO (or other applicable RTO) Real-Time LMP for each Hour at the EEI Interface CpNode, provided that the Seller's Control Area and the transmission system comprising Seller's Control Area have not been transferred to the Midwest ISO or other RTO; or
(b) the Midwest ISO (or other applicable RTO) Real-Time
LMP for each Hour at the CpNode at the Unit if the Seller's Control Area and the transmission system comprising Seller's Control Area have been transferred to the Midwest ISO or other RTO, provided in each case that the Midwest ISO or the other RTO operates an LMP market; or
(c)    if operational control of the Seller's Control Area and the transmission system comprising Seller's Control Area have been transferred to an RTO and such RTO has not implemented an LMP market and/or no Real-Time LMP price is available, then such other price as the Parties otherwise mutually agree to in writing, provided that, if the Parties cannot agree upon such price within sixty (60) days of the transfer of such operational control, this Agreement shall automatically terminate at such time without further action by either Party.

4.2.3.2When Seller makes a request to increase the amount of Contract Energy Seller generates in real-time above the amount scheduled day-ahead, Seller shall increase the amount of Contract Energy being delivered in real-time by such amount, and Buyer shall pay to Seller for each MWh of Contract Energy increase an Energy Price equal to the applicable amount set forth in Section 4.2.3. l (a), (b) or (c).
4.2.3.3Any real-time adjustment of the day-ahead Contract Energy schedule requested by Seller and implemented by Seller shall have no impact on Buyer's obligation to pay for the amount of Contract Energy scheduled day-ahead in accordance with Section 6.3. For the avoidance of doubt, any Market Deviation Charges assessed to Buyer solely as a result of Seller's implementation of Seller's request to change the day-ahead Contract Energy schedule shall be born by the Seller.

Exhibit 10.3

4.3	Seller's Failure to Deliver.
4.3.1    Generally.
Seller's failure to deliver Contract Capacity and/or Contract Energy pursuant to this Agreement shall be excused: (i) to the extent caused by an event of Force Majeure; (ii) by Buyer's failure to perform any of its material obligations under this Agreement; (iii) to the extent necessary to preserve the integrity of, or prevent or limit any instability on, the Control Area of Seller; (iv) to the extent any Control Area operator or the Midwest ISO (or other RTO) declares, using reasonable judgment, an emergency condition in a Control Area containing a Delivery Point; (v) by the interruption or curtailment of firm transmission to a Delivery Point; or (vi) during Scheduled Outages.
4.3.2    Scheduled Outages. .
Unless otherwise agreed to by the Parties, Seller shall not conduct scheduled outages between June 1 and September 30 or between December 1 and February 28 (or February 29 in a leap year).
4.4    Excuse for Buyer's Failure to Receive.
Buyer's failure to receive Contract Capacity and/or Contract Energy pursuant to this Agreement shall be excused: (i) to the extent caused by an event of Force Majeure; (ii) by Seller's failure to perform any of its material obligations under this Agreement; or (iii) by the interruption or curtailment of firm transmission from a Delivery Point.
4.5    Remedy for Failure to Deliver or Receive.
4.5(a) In the event of Seller's unexcused failure to deliver Contract Energy and/or Contract Capacity pursuant to this Agreement, including but not limited to an Unplanned Event, Seller shall pay Buyer, as Buyer's sole and exclusive remedy, the positive difference, if any, between the Replacement Price and the Contract Price.
For purposes of this subparagraph (a),
"Contract Price" means
the price to be paid by Buyer under this Agreement for the Contract Energy and/or Contract Capacity that was not delivered by Seller,
and
"Replacement Price" means
the price actually paid by Buyer, acting in a commercially reasonable manner, to replace the undelivered Contract Energy and/or Contract Capacity, plus any reasonable related transmission, ancillary service or brokerage costs,

Exhibit 10.3

or
if in Buyer's sole discretion, it opts not to replace the undelivered Contract Energy and/or Contract Capacity, the market price at the Delivery Point for such Contract Energy and/or Contract Capacity not delivered as determined by Buyer in a commercially reasonable manner; provided, however, in no event shall such price include any penalties, ratcheted demand or similar charges, nor shall Buyer be required to utilize or change its utilization of its owned or controlled assets or market positions to minimize Seller's liability.
For purposes of this definition of Replacement Price, Buyer shall be considered to have replaced the undelivered Contract Energy and/or Contract Capacity to the extent Buyer shall have entered into one or more arrangements in a commercially reasonable manner whereby Buyer repurchases its obligation to sell and delivered the Contract Energy and/or Contract Capacity to another party.
4.5(b) In the event of Buyer's unexcused failure to receive Contract Energy pursuant to this Agreement, Buyer shall pay Seller, as Seller's sole and exclusive remedy, the positive difference, if any, between the Contract Price and the Sales Price. For purposes of this subparagraph (b), "Sales Price" means the price actually received by Seller, acting in a commercially reasonable manner, to resell the unreceived Contract Energy, less any reasonable related transmission, ancillary service, or brokerage costs, and "Contract Price" means the price to be paid by Buyer under this Agreement for the Contract Energy that was not received by Buyer.
4.6 No Ancillary Services.
This Agreement only provides for a sale of Contract Energy and Contract Capacity to Buyer. As the operator of its Control Area, Seller may have a need to provide generation-based Ancillary Services. Accordingly, other than the Contract Energy and Contract Capacity sold hereunder, Seller, and not Buyer, shall have exclusive rights to all benefits and attributes of the Unit, including generation-based Ancillary Services.
5.
Scheduling. Dispatch and Transmission
5.1 Scheduling of Energy.
5.1.1 Seller Unit Availability Schedule.
Unless otherwise agreed to by the Parties, Seller shall provide to Buyer in writing, no later than one hundred eighty (180) minutes prior to the deadline(s) imposed by the Midwest ISO or other RTO tariff for submitting the required tag for a day-ahead generation schedule (hereinafter "Tag Deadline"), the amount of Contract Energy available for each Hour of the next Business Day that Seller reasonably believes will be available for dispatch from the Unit and the Dispatch Cost for such Contract Energy; provided, however, that with respect to any non-

Exhibit 10.3

Business Day, Seller shall provide written notice of the amount of Contract Energy reasonably anticipated to be available for dispatch on such non-Business Day(s) not later than one hundred eighty (180) minutes prior to the Tag Deadline on the Business Day preceding such non- Business Day(s) (hereinafter "Unit Availability Schedule"). Seller shall notify Buyer as soon as practicable of any Unit derate or other deviation from the Unit Availability Schedule so that Buyer may take the appropriate actions to modify the amount of energy scheduled into the Midwest ISO or other RTO.
5.1.2    Buyer Schedules.
Day Ahead Schedule - Unless otherwise agreed to by the Parties in accordance with Section 4.2, Buyer shall schedule an amount of Contract Energy that equals the amount of Contract Energy that Seller has indicated will be available in the Unit Availability Schedule. Failure of Buyer to schedule an amount of Contract Energy equal to the amount set forth in the Unit Availability Schedule shall constitute Buyer's unexcused failure to receive and the provisions of Section 4.5(b) shall apply. Buyer shall provide to Seller in writing by 0800 EST each Business Day a Contract Energy schedule for the next Business Day (and any intervening Saturday, Sunday, or NERC Holiday) (the "Day Ahead Schedule") that shall state for each Hour of the applicable Day the amounts of Contract Energy that Buyer will purchase from Seller at each Delivery Point. In the event Buyer fails to provide Seller a Day Ahead Schedule as required by this Section 5.1, Buyer shall be deemed to have provided Seller a Day Ahead Schedule identical to the last Day Ahead Schedule provided to Seller. All Day Ahead Schedules submitted by Buyer must honor the ramping and operational capabilities of the Unit (e.g. minimum generation capabilities). If at any time prior to the close of the Midwest ISO (or other RTO) Day Ahead Energy Market (currently 1100 EST) Seller becomes aware of or reasonably anticipates that its ability to generate the amount of Contract Energy set forth in the Unit Availability Schedule has changed, Seller shall notify Buyer immediately (or as soon as reasonably possible) so that Buyer may adjust the generation tag submitted to the Midwest ISO (or other RTO) prior to the close of the Midwest ISO (or other RTO) Day Ahead Energy Market. If Seller does not generate in real time the amount of Contract Energy set forth in the Unit Availability Schedule and Seller did not notify Buyer prior to the close of the Day Ahead Energy Market of such potential generation deviation, Seller shall reimburse Buyer for any Midwest ISO (or other RTO) charges or penalties incurred by Buyer that are directly related to the deviation from the Unit Availability Schedule and the amount of Contract Energy actually generated by Seller in real time.
Real Time Schedule - Seller shall notify Buyer immediately (or as soon as reasonably possible) of any increased or decreased capability in the real time availability of the Unit as compared to the Unit Availability Schedule. Upon receiving updated Unit capability information from Seller, Buyer shall use reasonable efforts to schedule any increased or decreased capability of the Unit into the Midwest ISO (or other RTO) real time market. Buyer and Seller shall exchange information ("Real Time Schedule") as required to implement the Real Time Schedule provided that the Real Time Schedule honors the ramping and other operational capabilities of the Unit. Any charges or penalties incurred by Buyer that are directly related to the deviation from the Day-Ahead Schedule created by scheduling this updated Unit capability in real time shall be reimbursed by the Seller.

Exhibit 10.3

Changes in Scheduling Practices - The Parties acknowledge that the Midwest ISO (or other RTO) requirements for scheduling and tagging may change during the Term. Accordingly, in the event of any such change, the Parties shall confer and modify this Section 5.1.2 to account for such changes in an attempt to preserve the flexibility and commitments imposed on each Party prior to such changes to the extent possible.
5.1.3    Transmission Service and Losses.
Unless and until Seller's Control Area and the transmission assets comprising Seller's Control Area have been transferred to the Midwest ISO or other RTO, Seller shall be responsible for procuring and paying for long-term Firm Point-to-Point transmission service from the Unit to the Delivery Point(s) and for all transmission losses from the Unit to the Delivery Point(s). Seller shall reserve an amount of long-term Firm Point-to-Point transmission service to each Delivery Point equal to the Contract Capacity. Buyer shall be responsible for: (i) procuring and paying for all transmission services from the Delivery Point(s); and (ii) any transmission losses and any other transmission related charges (including Ancillary Service and congestion charges) from the Delivery Point(s). If during the Term Seller transfers functional control of its transmission assets to the Midwest ISO, the Delivery Point for all Contract Energy provided hereunder shall thereafter become the generator bus and Seller shall be responsible for all transmission related charges (including Ancillary Services, losses and congestion charges) up to the Delivery Point and Buyer shall be responsible for all transmission related charges (including Ancillary Services, losses and congestion charges) from the Delivery Point.
5.1.4    MISO Administration RSG and RNU Charges
The Parties acknowledge that most of the Contract Energy purchased hereunder will be sold into the Midwest ISO LMP Market at the EEI Interface CpNode (or Unit CpNode if Seller transfers its control area to the Midwest ISO or other RTO). The Parties further acknowledge that to sell the Contract Energy into the Midwest ISO LMP Market, Buyer will incur Midwest ISO administrative charges (e.g., Schedule 17) (the "MISO Admin Charges"). As a result, the Contract Energy Price set forth in Section 6.3(B) shall be reduced by the amount of MISO Admin Charges for all Contract Energy sold into the MISO LMP Market.    :
The Parties further acknowledge and agree that the Buyer may incur charges (e.g., Revenue Sufficiency Guarantee charges and/or Revenue Neutrality Uplift charges) (collectively "Market Deviation Charges") in the event that the amount of Contract Energy the Buyer schedules into the Midwest ISO Day-Ahead Energy Market differs from the amount actually generated in real time by Seller. Notwithstanding anything to the contrary in this Agreement, in the event Buyer incurs such Market Deviation Charges, Seller shall reimburse Buyer for such charges provided Buyer was not able, using reasonable efforts, to avoid such charges.    .
5.2    Scheduling Forecasts.;
5.2.1    Contract Capacity Forecast.
Seller shall provide to Buyer, no later than seventy-five (75) days prior to the beginning of each Year, all data required by the Midwest ISO business practices manual entitled "Module E - Resource Adequacy," as such manual may be amended from time to time, that is

Exhibit 10.3

needed by the Midwest ISO for calculating the Joppa PRCs for the subsequent MISO Planning Year ("Contract Capacity Data"). Following receipt by Buyer of such Contract Capacity Data, Seller and Buyer shall coordinate and confirm that the Contract Capacity Data is appropriately submitted to the Midwest ISO so that the Midwest ISO can calculate the number of Joppa PRCs available for the following MISO Planning Year.
5.2.2    Contract Energy Forecast.
Seller shall provide to Buyer, no later than seventy-five (75) days prior to the beginning of each Year, a non-binding forecast of the amount of Contract Energy that Seller expects to be available for each Day of the subsequent Year ("Contract Energy Forecast").
5.2.3    Forecast Changes.
During the course of the Year to which the Contract Capacity Forecast and Contract Energy Forecast provided to Buyer in accordance with Sections 5.2.1 and 5.2.2 are applicable, Seller shall notify Buyer of any changes to either such forecast no later than sixty (60) days prior to the effective date of such a change, or as soon as reasonably practicable.
5.3    No Buyer Dispatch Rights.
Buyer shall have no rights to dispatch or to direct the dispatch of the Unit.
6.
Prices and Charges
6.1    Contract Charge.
Each Month of the Delivery Term, Buyer shall pay to Seller a Contract Charge equal to the product of the Capacity Price and the Contract Capacity provided during the Month plus the product of the Energy Price and the Contract Energy provided during such Month pursuant to this Agreement.
6.2    Capacity Price.
Beginning on June 1, 2009, and ending May 31, 2010, the monthly Capacity Price shall be $650/MW-month and the Contract Capacity amount shall be 972.7. For each MISO Planning Year after May 31, 2010, the Capacity Price shall reflect a market pricing for Capacity that the Parties agree reasonably corresponds to the type of Contract Capacity provided hereunder. Each year the market price reference the Parties agree to use for calculating Capacity Price is the Illinois Power Agency ("IPA") capacity procurement process capacity price data for the Illinois Utilities for the year that corresponds to the MISO Planning Year for which capacity is being purchased hereunder (i.e. Each year the IPA procures capacity for the following three MISO Planning Years. The Parties shall only use the capacity price data for the first year of the three years of capacity data as the reference price for Contract Capacity for the upcoming MISO Planning Year.) The capacity price from the IPA capacity procurement process shall be modified as necessary to reflect: (i) differences between the type of capacity procured by the Illinois Utilities through the procurement process and the type of capacity supplied by Seller to

Exhibit 10.3

Buyer hereunder (i.e. the capacity procured in the procurement process is fully deliverable throughout the MISO while the capacity provided by Seller has limited deliverability under the MISO Tariff); and (ii) other pricing differences that can be reasonably demonstrated by either Party to be necessary to reflect differences in the capacity provided by Seller hereunder and the capacity procured by the Illinois Utilities through the IPA procurement process. If the IPA procurement process no longer makes capacity data available, the Parties shall agree to an alternate source for market pricing for capacity that correlates to the type of capacity provide by Seller hereunder. If the Parities are unable to agree to a capacity price or to an alternate source for capacity price data, the Parties shall resolve such dispute in accordance with Section 8. Once the Parties agree on a Capacity Price and calculate the new Contract Capacity amount for a MISO Planning Year, the Parties shall codify such price and such Contract Capacity amount by executing an addendum to this Agreement.
6.3    Energy Price.
6.3.1 During the Delivery Term, Buyer may use up to eighty percent (80%) of the maximum Contract Energy that should be available in an hour from the Contract Capacity, to supply forward contracts with delivery terms that begin on or after the Delivery Term and terminate no later than the prompt year (that is, the year in which the deliveries are to begin under a forward contract) plus thirty-six (36) months from the forward contract date of execution, unless otherwise agreed by the Parties (hereinafter "Forward Contracts").
6.3.2    During the Delivery Term, the Energy Price for Contract Energy shall be:
(A)    for all on-peak Contract Energy Buyer uses to supply Forward Contracts, the Energy Price shall be:

(i)
the midpoint of the bid and offer prices or, if available, the "Last" price (or some derivation calculated from such posted price or prices if necessary to correlate the posted price or prices more closely with the characteristics of the Forward Contract) posted on the Intercontinental Exchange ("ICE"), under Fin Swap Peak Cin Hub Real Time, for the product (or products, if it is necessary to combine several products to cover the term of the Forward Contract) that the Parties mutually agree corresponds, or most closely corresponds, to the on-peak portion of the product sold by Buyer via the Forward Contract. Once the Parties are in agreement on the on-peak price, Buyer shall provide to the Seller a screen shot (or screen shots, if multiple prices are used to cover the term of the Forward Contract) of the price or prices used from ICE to derive the agreed upon price. In the event the Parties cannot agree on the prices listed or to a price derived from the prices listed for the on-peak portion of the product sold by Buyer via the Forward Contract, then

(ii)    Buyer shall seek, from an agreed upon commercially recognized

Exhibit 10.3

energy broker or from the broker sheets produced by such energy broker, a quote or quotes for an on-peak product for which the duration and magnitude can be used as a commercially reasonable proxy to price the on-peak portion of such Forward Contract, and if the Parties agree to a price based on the midpoint of the bid and offer prices from such broker quotes or broker sheet pricing (or some derivation calculated from such broker quotes or broker sheet pricing if necessary to correlate the broker quotes or broker sheet pricing more closely with the characteristics of the Forward Contract), that price shall be used for the on-peak Energy price. Prior to agreeing to a price based on the broker quote or broker sheets, the Parties acknowledge and agree that Seller shall have the right to independently verify that the broker information used is reasonable by soliciting other broker quotes or reviewing other broker sheets. If the Parties elect to obtain the quote from an energy broker, Buyer shall have the right to obtain such quote without Seller by conducting a recorded phone call or Internet survey through Instant Messenger ("IM") communication. A copy of either the IM communication or the recorded phone conversations will be provided to Seller as verification; or

(iii)
in the event that the Parties are unable to agree on an on-peak price based on ICE or from a broker quote, Buyer shall have the option, but shall not be obligated, to pay Seller the price determined in accordance with Section 6.3.2 (C) for Energy used to supply such Forward Contract.

(B)    for all off-peak Contract Energy Buyer uses to supply Forward Contracts, the Energy Price shall be:

(i)
the midpoint of the bid and offer prices or, if available, the "Last" price (or some derivation calculated from such posted price or prices if necessary to correlate the posted price or prices more closely with the characteristics of the Forward Contract) posted on the Intercontinental Exchange ("ICE"), under Fin Swap Peak Cin Hub Real Time, for the product (or products, if it is necessary to combine several products to cover the term of the Forward Contract) that the Parties mutually agree corresponds, or most closely corresponds, to the off-peak portion of the product sold by Buyer via the Forward Contract. Once the Parties are in agreement on the off-peak price, Buyer shall provide to the Seller a screen shot (or screen shots, if multiple prices are used to cover the term of the Forward Contract) of the price or prices used from ICE to derive the agreed upon price. In the event the Parties cannot agree on the prices listed or to a price derived from the prices listed for the off-peak portion of the product sold by Buyer via the Forward

Exhibit 10.3

Contract, then

(ii)
Buyer shall seek, from an agreed upon commercially recognized energy broker or from the broker sheets produced by such energy broker, a quote or quotes for an off-peak product for which the duration and magnitude can be used as a commercially reasonable proxy to price the off-peak portion of such Forward Contract, and if the Parties agree to a price based on the midpoint of the bid and offer prices from such broker quotes or broker sheet pricing (or some derivation calculated from such broker quotes or broker sheet pricing if necessary to correlate the broker quotes or broker sheet pricing more closely with the characteristics of the Forward Contract), that price shall be used for the off-peak Energy price. Prior to agreeing to a price based on the broker quote or broker sheets, the Parties acknowledge and agree that Seller shall have the right to independently verify that the broker information used is reasonable by soliciting other broker quotes or reviewing other broker sheets. If the Parties elect to obtain the quote from an energy broker, Buyer shall have the right to obtain such quote without Seller by conducting a recorded phone call or Internet survey through Instant Messenger ("IM") communication. A copy of either the IM communication or the recorded phone conversations will be provided to Seller as verification; or

(iii)
in the event that the Parties are unable to agree on an off-peak price based on ICE or from a broker quote, Buyer shall have the option, but shall not be obligated, to pay Seller the price determined in accordance with Section 6.3.2 (C) for Energy used to supply such Forward Contract.

(C) for all Contract Energy scheduled day-ahead but not priced in accordance with Sections 6.3(A) or (B) or in accordance with Section 4.2, the Parties agree the Energy Price for such Contract Energy shall be:
(i) the Midwest ISO (or other applicable RTO) Day-Ahead LMP for each hour at the EEI Interface CpNode, provided that the Seller's Control Area and the transmission system comprising Seller's Control Area have not been transferred to the Midwest ISO or other RTO; or
(ii) the Midwest ISO (or other applicable RTO) Day-Ahead LMP for each hour at the CpNode at the Unit if the Seller's Control Area and the transmission system comprising Seller's Control Area have been transferred to the Midwest ISO or other RTO, provided in each case that the Midwest ISO or the other RTO operates an LMP Market; or

Exhibit 10.3

(iii) if operational control of the Seller's Control Area and the transmission system comprising Seller's Control Area have been transferred to an RTO and such RTO has not implemented an LMP Market and/or no Day-Ahead LMP price is available, then such other price as the Parties otherwise mutually agree to in writing, provided that, if the Parties cannot agree upon such price within sixty (60) days of the transfer of such operational control, this Agreement shall automatically terminate at such time without further action by either Party.    :
6.3.3 In the event that the Cinergy Index or Midwest ISO LMP Market (or other RTO LMP Market that has functional control of Seller's transmission system) ceases to exist during the Delivery Term, Buyer and Seller will revise this Agreement in an effort to provide for its effective implementation and application, without altering the balance of risks, rewards, and costs currently set forth in this Agreement; provided, however if the Parties fail to execute such a revision within sixty (60) days of the termination of the existence of the Cinergy Index or the Midwest ISO (or other RTO) LMP Market, this Agreement shall automatically terminate at such time without further action by either Party.
6.4    Forward Contract Confirmation
In the event Buyer wishes to elect the Energy pricing provisions set forth in Section 6.3 for a Forward Contract, Buyer shall supply to Seller (by phone, electronic mail or other reasonable means), on the date the Forward Contract is executed, the amount of Energy (on-peak and off-peak) Buyer has sold under the Forward Contract and the term of the Forward contract, and within thirty (30) days thereafter (or as soon thereafter as practicable), the following additional information: i) a copy of the Forward Contract that complies with the requirements of Section 6.3 with the pricing provisions and third-party name redacted; ii) the applicable on-peak Energy pricing from the Cinergy Index and the applicable off-peak Energy pricing from the source determined in accordance with Section 6.3.2 (B) that are to be applied to the Contract Energy corresponding to the Forward Contract amounts of on-peak and off-peak Energy; and iii) such other information the Parties agree is necessary for Seller to bill Buyer for Contract Energy under the terms and conditions set forth in Section 6.3 relating to a Forward Contract.    ;
6.5    Energy Allocation and Pricing
Whenever Seller is unable to deliver to Buyer the full capability of the Unit, the Contract Energy delivered shall be priced first at the price set by the Forward Contracts entered into by Buyer, and after all of Buyer's Forward Contract Energy obligations have been fulfilled, any remaining Contract Energy delivered to Buyer shall be priced in accordance with Section 6.3.2(C) or 6.3.2(D) as applicable.

Exhibit 10.3

7.
Billing and Payment
7.1    Billing and Payment.
Seller shall provide Buyer an estimated bill for service rendered during any Month on or before the seventh (7th) day of the succeeding Month. Seller shall provide Buyer a final corrected bill for service rendered during any Month on or before the seventh (7th) day of the second (2nd) succeeding Month. Buyer shall pay Seller the full amount shown on each estimated and final corrected bill no later than fifteen (15) days from the date of post mark of each such bill, if sent via first-class mail, or the date of receipt of such bill, if sent electronically (i.e., by e- mail or by facsimile). There will be added to any portion of any bill remaining unpaid for a period not to exceed five (5) days after the date due a sum interest calculated at the Default Interest Rate.    '
7.2    Billing Disputes.
If Buyer disputes in good faith any portion of a bill prepared pursuant to Section 7.1, the Buyer shall provide to Seller written notice of the portion of the bill which is disputed and, notwithstanding the dispute, shall pay the undisputed portion of such bill. Payment of the disputed amount shall not be required until the dispute is resolved. The Parties shall use diligent, good faith efforts to resolve any billing dispute as promptly as possible. Upon resolution of the dispute, any required payment shall be made within five (5) Days of such resolution along with interest calculated at the Default Interest Rate.
7.3    Records Maintained by Buyer and Seller.
Seller shall maintain for a period of at least twelve (12) Months complete records to substantiate the rates and charges made pursuant to this Agreement. Such records held by Seller shall be available for inspection by Buyer, at that Buyer's expense, by a duly authorized representative of Buyer, at all reasonable times and upon reasonable notice.
8.
Dispute Resolution
8.1    Resolution by the Parties.
If a dispute or difference of any kind whatsoever shall arise between the Parties in connection with, relating to, or arising out of this Agreement (a "Dispute"), the Parties shall attempt to settle such Dispute through amicable discussions. In the event that the Parties are not able to resolve a Dispute through such discussions, either Party may provide written notice to the other Party that the Dispute shall be referred to senior officers of the Parties for resolution. The written notice referring the Dispute shall set forth the matter in controversy, and the Party receiving such notice shall have ten (10) Days to respond by setting forth its description of the matter in controversy. Within ten (10) Days of the notice referring the Dispute for resolution by senior officers, each Party shall provide written notice to the other identifying its designated senior officer who shall participate in the dispute resolution process. The Parties' designated

Exhibit 10.3

senior officers shall meet in person or by other means within ten (10) Days of the last day on which the responding Party may provide its description of the matter in controversy.
8.2    Binding Arbitration.
In the event that the Parties are unable to resolve a Dispute within ten (10) Days of the initial meeting of senior officers in accordance with Section 8.1, such Dispute shall be resolved by binding arbitration in accordance with the following:
8.2.1    The arbitral tribunal (the "Tribunal") shall be composed of three (3) arbitrators appointed as follows:
8.2.1.1each Party shall appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall have at least ten (10) years’ experience with FERC rules, regulations, and precedent, and who shall act as president of the Tribunal;
8.2.1.2if either Party fails to appoint an arbitrator within thirty (30) Days of receiving notice of the appointment of an arbitrator by the other Party, such arbitrator shall be appointed by the American Arbitration Association or such other mediation or dispute resolution agency to which the Parties have agreed;
8.2.1.3if the two arbitrators to be appointed by the Parties fail to agree upon a third arbitrator within thirty (30) Days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the American Arbitration Association or such other mediation or dispute resolution agency to which the Parties have agreed; and
8.2.1.4should a vacancy arise because any arbitrator dies, resigns, refuses to act, or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed. When a vacancy is filled the newly established Tribunal shall exercise its discretion to determine whether any hearings shall be held again.

8.2.2Each Party shall bear the expense of the arbitrator the Party appointed and the Parties shall share equally the expense of the third arbitrator.
8.2.3Ten (10) Days after its constitution, the Tribunal shall convene a meeting with the Parties or their representatives to determine the procedure to be followed in the arbitration. The procedure shall be as agreed by the Parties or, in default of agreement, as determined by the Tribunal, and decisions of the Tribunal as to procedure shall be final and binding.
8.2.4If an arbitrator appointed by one of the Parties fails or refuses to participate in the arbitration at any time after the hearings on the substance of the dispute have started, the remaining two (2) arbitrators may continue the arbitration and make an award without a vacancy being deemed to arise if, in their discretion, they determine that the failure or refusal of the other arbitrator to participate is without reasonable excuse.

Exhibit 10.3

8.2.5Any award or procedural decision of the Tribunal shall be made by a majority and, in the event that no majority may be formed, the president of the Tribunal shall proceed as if he were a sole arbitrator.
8.2.6The arbitrators shall be required to issue their ruling in accordance with Illinois Law, the terms of this Agreement, and FERC rules, regulations, and precedent.
8.2.7All decisions and awards of the Tribunal shall be final and binding on the Parties.
8.2.8The Parties hereby expressly waive all rights of appeal or recourse from any decision or award hereunder to any court, except such rights as cannot be waived by the laws of the State of Illinois.
8.2.9Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.
8.2.10To the extent that the provisions of Sections 8.2.1 through 8.2.7 are silent on any matter relating to the arbitration, the rules of the American Arbitration Association (or such other mediation or dispute resolution agency to which the Parties have agreed) shall govern.
8.3    Obligations to Pay Charges and Perform Other Obligations.
Except to the extent that a Party has elected to terminate this Agreement in accordance with Section 3.3, during the pendency of any Dispute, each Party shall continue to perform its obligations hereunder.
9.
Default and Remedies
9.1    Events of Default.
An "Event of Default" shall mean:
9.1.1the failure of any Party to make any payment or perform any material obligation in the time and manner required by this Agreement, except where such failure to discharge obligations (other than the payment of money) is excused pursuant to Section 4.3 or Section 4.4 or where the failure is a failure to deliver or receive Contract Energy, the exclusive remedy for which is described in Section 4.5 of this Agreement.
9.1.2the occurrence and continuation of a default, event of default, or other similar condition or event in respect of Buyer under one or more agreements or instruments, individually or collectively, relating to indebtedness for borrowed money, which results in such indebtedness becoming, or becoming capable at such time of being declared, immediately due and payable.

Exhibit 10.3

9.2    Notice of Default.
Upon failure of a Party hereto to make any payment or perform any material obligation required hereunder, the other Party shall give written notice of such Event of Default to the Party in default. The Party in default shall have thirty (30) days within which to cure such default and, if cured within such, time, the Event of Default specified in such notice shall cease to exist.
9.3    Remedies for Default.
If an Event of Default is not cured as provided in Section 9.2, the Party not in default may, in addition to all other rights and remedies available at law, equity, or under other provisions of this Agreement, terminate this Agreement in accordance with the provisions of Section 3.3. In the event this Agreement so terminates, the Party in default shall, in any event, pay the Party not in default any amounts owed by the defaulting Party to the Party not in default as a result of the provision of Contract Capacity and/or Contract Energy pursuant to this Agreement, together with interest thereon at the Default Interest Rate, plus any costs incurred by the Party not in default in seeking the recovery of the payments owed in accordance with this Section 9.3.    :
10
Credit
10.1 Adequate Assurance of Performance
If either Party ("X") has reasonable grounds for insecurity regarding the performance of any obligation under this Agreement (whether or not then due) by the other Party ("Y") (including, without limitation, the occurrence of a material change in the creditworthiness of Y), X may demand Adequate Assurance of Performance. "Adequate Assurance of Performance" shall mean sufficient security in the form, amount and for the term reasonably acceptable to X.
11.
Representations and Warranties
11.1    Certain Representations and Warranties by Seller.
Seller represents and warrants to Buyer that Seller is a corporation duly organized, validly existing and in good standing under applicable laws of the State of Illinois, that it has all requisite corporate power to carry on its business as it is now being conducted and as it is contemplated to be conducted under this Agreement and that the execution, delivery and performance of this Agreement by Seller have been duly authorized by all requisite corporate action of Seller.
11.2    Certain Representations and Warranties by Buyer.
Buyer represents and warrants to Seller that Buyer is a corporation duly organized, validly existing and in good standing under applicable laws of the State of Illinois, that it has all requisite corporate power to carry on its business as it is now being conducted and as it is contemplated to be conducted under this Agreement and that the execution, delivery and

Exhibit 10.3

performance of this Agreement have been duly authorized by all requisite corporate action of Buyer.
12.
Continuity of Service
12.1    Continuity of Service.
Seller shall use its best efforts to minimize unavailability of the Contract Capacity and/or the Contract Energy during On-Peak Hours and between June 1 and August 31 of each year. Seller shall operate and maintain the Unit in accordance with Good Utility Practice. In providing service hereunder, Seller will not unduly discriminate between Buyer and other similarly situated customers taking comparable service on the same terms and conditions. In no event, however, shall Seller be liable to Buyer for loss or damage arising from an event of Force Majeure and for such other reasons as set forth in Section 4.3 hereof. Subject to Sections 4.3 and 4.5, Seller reserves the right to suspend service at such times and for such periods and in such manner as it may deem advisable including, without limitation, suspensions for the purpose of making necessary adjustments to, changes in, or repairs on, the Unit, and to suspend in cases where, in Seller' opinion, the continuance of service to Buyer would endanger Persons or property. Seller shall provide Buyer with reasonable advance notice in the event of a suspension of service, except in emergency cases where such notice is impracticable, in which case notice shall be provided as soon as possible following such suspension. In the case of any suspension of service, Seller shall communicate to Buyer all available information regarding the reasons for the suspension and the expected duration of the suspension.
12.2    Relative Responsibilities.
Except as otherwise provided herein, Buyer assumes all responsibility for Contract Energy beyond the Delivery Points, and Seller assumes all responsibility for Contract Energy before the Delivery Points. Both Seller and Buyer shall use reasonable diligence in maintaining their respective facilities and equipment in proper and serviceable condition, and shall take reasonable steps and precautions for maintaining the services agreed to be performed and received under this Agreement.
12.3    Access.
Each Party shall give all necessary permission to the other Party to enable the agents or employees of the other Party to carry out this Agreement, and shall give the other Party the right to enter its premises by the other Party's duly authorized agents and employees at all reasonable times for the purpose of reading or checking meters; for inspecting, testing, repairing, renewing or exchanging any or all of the other Party's equipment; or for performing any other work incident to rendering the services covered by this Agreement. Except as otherwise agreed by the Parties, whenever agents or employees of one Party enter the premises of the other Party, such agents or employees shall be accompanied by personnel of the Party owning such premises. It is agreed, however, that neither Party hereto assumes the duty of inspecting the equipment, lines or other facilities of the other Party.

Exhibit 10.3

12.4    Indemnification and Limitation of Liability.
In no event shall either Party be liable to the other Party for any indirect, special, incidental or consequential damages with respect to any claim arising out of this Agreement whether based on contract, tort (including negligence) or otherwise. Buyer shall indemnify and hold Seller harmless from and against any claim by or liability to customers of Buyer for loss or damage arising out of any performance or failure to perform under this Agreement. Seller shall indemnify and hold Buyer harmless from and against any claim or liability to customers of Seller for loss or damage arising out of any performance or failure to perform under this Agreement.
13.
Miscellaneous
13.1    Governing Law.
This Agreement shall be deemed to be an Illinois contract and shall be construed in accordance with and governed by the laws of the State of Illinois without regard to its conflict of laws provisions.
13.2    Notices.    :
All notices, schedules, requests, confirmations and the like (collectively, "Notices") provided pursuant to this Agreement shall be provided in writing via First Class U.S. mail, overnight courier, electronic mail, or facsimile, and shall be deemed given when received or in accordance with confirmation of delivery. Notices shall be provided to the Parties:
If to Buyer:
Ameren Energy Marketing
Attn: Donald L. Gulley
1710 Gratiot Street
St. Louis, MO 63103
Phone: 314-613-9474
Facsimile: 314-613-9073
Email: dgulley@ameren.com
If to Seller:
Electric Energy, Inc.
Attn: Michael T. Pullen
2100 Portland Road, P.O. Box 165
Joppa, IL 62953
Phone: 618-543-7531, x 483
Facsimile: 618-543-7411
Email: mikepullen@electricenergvinc.com
Either Party may provide Notice to the other Party of changes in the representative and/or address to whom Notice should be provided.

Exhibit 10.3

13.3    Entire Agreement.
This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous representations, understandings, negotiations and agreements, whether written or oral, between the Parties hereto or their representatives with respect to the subject matter hereof.
13.4    Appendices.
Appendix A referred to herein and attached hereto is made a part hereof for all purposes,
13.5    Severabilitv.
The Parties agree that in the event that any portion of this Agreement is determined to be invalid, illegal or unenforceable for any reason, the remaining portions of this Agreement shall be unaffected and unimpaired thereby, and shall remain in fall force and effect, to the fullest extent permitted by applicable law, and the Parties shall negotiate in good faith to amend this Agreement to affect the intent of the Parties in entering into this Agreement.
13.6    Amendments.
No amendments or changes to this Agreement shall be binding unless made in writing and duly executed by the Parties.
13.7    Waiver of FERC Filing Rights: Standard of Review.
The Parties waive all rights to submit filings to FERC seeking modification or rescission of this Agreement, under Sections 205 or 206 of the Federal Power Act, on the basis of the "just and reasonable" standard of review contained in those sections. The Parties waive all rights to argue before FERC that the "just and reasonable" standard of review should be applied to any proceeding involving this Agreement brought under Section 206 of the Federal Power Act. In any proceeding before FERC involving this Agreement, the Parties shall request that FERC review any and all aspects of this Agreement under the "public interest" standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956), and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the "Mobile- Sierra" doctrine).
13.8    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
13.9    No Waiver.
The failure of either Party to insist in any one or more instances upon strict performance of any provision of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provision or the relinquishment of any such right or any other right hereunder, which shall remain in full force and effect.

Exhibit 10.3

13.10    No Third Party Beneficiaries.
This Agreement is intended solely for the benefit of the Parties hereto. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any Person not a Party to this Agreement.
13.11    No Association. Partnership or Joint Venture.
This Agreement shall not be interpreted or construed to create an association, joint venture, partnership or other similar relationship between the Parties or to impose any partnership obligation or liability upon either Party.
13.12    Assignment; Successors and Assignees.
This Agreement shall not be assignable by either Party without the express prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assignees of the Parties.
13.13    Confidentiality.
13.13.1    Obligation.
Each Party agrees that it will treat in confidence this Agreement and all documents, materials and other information which it shall have obtained regarding the other Party during the course of the negotiations leading to, and its performance of, this Agreement (whether obtained before or after the Effective Date). Each Party shall return to the other Party, at such other Party's request, all copies of any nonpublic documents and materials which may have been furnished by the other Party in connection herewith. Except as required by law, this Agreement and such documents, materials and information shall not be communicated to any third party (other than a Party's counsel, accountants, financial advisors, corporate parents, affiliates, officers, directors or employees thereof, or in connection with the sale or assignment or financing or refinancing of such Party or its affiliates and, then, only if the Party seeking to provide such information to a third party has given prior notice to the other Party and entered into a confidentiality agreement reasonably satisfactory to the other Party with the proposed recipient of the information).
13.13.2    Exceptions.    :
The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which: (i) is or becomes available to such Party from a source other than the other Party, (ii) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (iii) is required to be disclosed under applicable law or pursuant to a regulatory or judicial process, but only to the extent it must be disclosed and provided that the disclosing Party seeks to avail itself of rules, regulations or other procedures available pursuant to such law or regulatory or judicial process for the protection of confidential, privileged and/or proprietary information, or (iv) such Party reasonably deems necessary to disclose to obtain any consent or approval required in connection with this Agreement.

Exhibit 10.3

13.14 Survival of Obligations.
Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive cancellation, expiration or termination, including exclusion of warranties and remedies, exclusions of consequential damages, limitations on liability, audits, promises of indemnity and confidentiality.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.
ATTEST:
ELECTRIC ENERGY, INC.
By:/s/ William H. Sheppard
Name:William H. Sheppard
Title:President

AMEREN ENERGY MARKETING COMPANY

By:/s/ Andrew M. Serri
Name: Andrew M. Serri
Title: President